FOR IMMEDIATE RELEASE



ADP REPORTS THIRD FISCAL QUARTER IN LINE WITH EXPECTATIONS;

REVENUE RISES 2%, EPS DECLINES BY 4%


         ROSELAND, NJ, April 17, 2003 - Automatic Data Processing, Inc. (NYSE:ADP) announced earnings per share of $.54 for the quarter ended March 31, 2003. Revenues approximated $1.9 billion in the quarter, a 2% increase over last year. Pretax earnings declined 7% and net earnings declined 6% compared with last year. Diluted earnings per share, on fewer shares outstanding, declined 4% compared with last year.

         Commenting on the quarter, Arthur F. Weinbach, chairman and chief executive officer, said, "Revenue growth was in line with our expectations for the third quarter. Employer Services, Dealer Services and Claims Services grew 6%, 15% and 1%, respectively. Brokerage Services' revenues declined 14%. Employer Services new business sales declined 8% driven by weaker results in our Major Accounts segment. Sales of our new payroll platforms, TotalChoice[SM] and Pay eXpert[R], which are primarily in Major Accounts, and Enterprise in National Accounts, were all strong. Client retention improved over 1.5% compared with last year. The number of employees on our clients' payrolls, or 'pays per control', declined about 1% in the quarter.

         "Brokerage Services' revenues and pretax earnings declined, as expected, given the weakness in the financial services industry. Our Brokerage Processing Services Division revenues declined 24%, as trades per day declined 26% in the quarter. Retail trades continued to be very weak. The current transaction levels in our back office trade processing business are running well below levels in our first half of fiscal 2003. Therefore, if transaction volumes and retail mix continue at current levels, we will experience declining revenues in our back office trade processing business at least through the first half of fiscal 2004. Investor Communications Division revenues declined 10% in the quarter due to low corporate actions and low mutual fund activity.

         "Interest income from funds held for clients decreased 8% despite higher average client fund balances. Interest income on corporate funds declined 18% from last year. Based on current interest rates we would expect our yield on combined corporate and client fund investments to decline in fiscal 2004, which would result in approximately $50 to $100 million lower interest earnings depending on overall investment balances.

         "We continue with our guidance for fiscal 2003 of $1.68 - $1.73 earnings per share with flat revenues compared with last year. Last month we announced an acceleration of activity in three critical areas: 1) increased spending in product development and infrastructure in our core new products, where demand is outpacing our capacity, 2) cost reductions in selected areas including exiting non-performing businesses and 3) investments in the retention of quality associates. We are on track to spend between $150 and $200 million on these three major initiatives. We have started the process of accelerating investment in new products. The incremental expense will begin in our fourth quarter of fiscal 2003 and continue to increase well into fiscal 2004. We made progress with restructuring initiatives, which resulted in approximately $10 million of incremental charges, primarily severance in our Brokerage Services business, in the third quarter. During the quarter we also divested our Quality Rehabilitation Services business, with annual revenues of less than $20 million, which was part of the Medical Claims division of Claims Services. There was no material gain or loss on the transaction. The expenses related to incremental "Employer of Choice" initiatives will begin in fiscal 2004.

         "In fiscal 2003 we have acquired over 25 million shares of ADP stock for treasury for approximately $865 million reflecting our confidence in the long-term growth of our businesses," Mr. Weinbach concluded.

         ADP, with $7 billion in revenues and more than 500,000 clients, is one of the largest independent computing services firms in the world.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

                                            Three Months Ended March 31,              Nine Months Ended March 31,
                                              2003                2002                  2003               2002
                                            ----------------------------              ---------------------------
Revenues, other than interest
  on funds held for clients
  and PEO revenues                          $  1,704,454        $  1,691,261          $  4,691,274        $  4,633,659
Interest on funds held for
  clients                                         99,108             107,880               276,735             331,140
PEO revenues  (A)                                102,216              70,895               267,449             194,148
                                            ---------------------------------          ---------------------------------
Total revenues                                 1,905,778           1,870,036             5,235,458           5,158,947
                                            ---------------------------------         ---------------------------------

Operating expenses                               796,580             772,492             2,207,764            2,140,814
Selling, general and
   administrative expenses                       412,793             369,217             1,262,751            1,219,336
Systems development and
  programming costs                              123,401             116,387               364,679             349,756
Depreciation and amortization                     67,503              73,203               203,886             211,115
Other income, net                                (27,499)            (33,113)             (100,472)            (84,024)
                                            ---------------------------------         ---------------------------------
Total expenses                                 1,372,778           1,298,186             3,938,608           3,836,997
                                            ---------------------------------         ---------------------------------
Earnings before income taxes                     533,000             571,850            1,296,850            1,321,950

Provision for income taxes                       203,610             219,590              495,370              508,490

                                            ---------------------------------         ---------------------------------

Net earnings                                   $ 329,390         $   352,260          $   801,480          $   813,460
                                            =================================         =================================

Basic earnings per share                       $    0.55         $      0.57           $     1.33          $      1.31
                                            =================================         =================================
Diluted earnings per share                     $    0.54         $      0.56           $     1.32          $      1.29
                                            =================================         ==================================
Dividends per common share                     $  0.1200         $    0.1150           $   0.3550          $    0.3325
                                            =================================         ==================================

(A) Net of pass-through costs of $904,391 and $676,409 for the three months ended March 31, 2003 and 2002, respectively, and
$2,541,258 and $1,922,810 for the nine months ended March 31, 2003 and 2002, respectively.


Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(In thousands, except per share amounts)
(Unaudited)

                                                 Three Months Ended March 31,              Nine Months Ended March 31,
                                                   2003               2002                  2003                2002
                                                 -------------------------------           ---------------- --------------

Revenues for select business units (B)
    Employer Services                             $  1,245,000     $  1,173,000          $  3,317,000        $  3,169,000
    Brokerage Services                            $    396,000     $    460,000          $  1,065,000        $  1,185,000
    Dealer Services                               $    203,000     $    176,000          $    587,000        $    525,000

Pre-tax earnings for select business units (B)
    Employer Services                             $    444,000     $    386,000          $    980,000        $    875,000
    Brokerage Services                            $     44,000     $     87,000          $    133,000        $    217,000
    Dealer Services                               $     35,000     $     30,000          $     98,000        $     87,000

(B) Prior year's segment results were restated to reflect fiscal year 2003 budgeted foreign exchange rates.


Components of Other Income, net:
--------------------------------

Interest income on corporate funds                $    (21,529)    $    (26,317)         $    (95,581)       $    (84,142)
Interest expense                                         2,198            2,683                17,652              16,051
Realized gains on available-for-sale
  securities, net                                       (8,168)          (9,479)              (22,543)            (15,933)
                                                  ------------------------------         -----------------------------------
Total other income, net                           $    (27,499)    $    (33,113)         $   (100,472)       $    (84,024)
                                                  ==============================         ===================================

Earnings per share information:
-------------------------------

Net earnings                                      $     329,390    $    352,260          $   801,480         $    813,460
Average shares outstanding                              600,217         620,118              601,737              619,344
Basic earnings per share                          $        0.55    $       0.57          $      1.33         $       1.31
Diluted net earnings                              $     329,683    $    352,633          $   802,388         $    814,713
Diluted shares outstanding                              605,340         632,307              607,911              631,706
Diluted earnings per share                        $        0.54    $       0.56          $      1.32         $       1.29



Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

                                                                               March 31,                        June 30,
                                                                                  2003                            2002
                                                                          --------------------            --------------------
                                                                              (Unaudited)
Assets
------

Cash and cash equivalents / Short-term marketable securities                     $  2,122,330                    $  1,475,815
Other current assets                                                                1,371,236                       1,341,442
                                                                          --------------------            --------------------
  Total current assets                                                              3,493,566                       2,817,257

Long-term marketable securities                                                       601,872                       1,273,768
Property, plant and equipment, net                                                    561,644                         596,451
Other non-current assets                                                            2,739,793                       2,363,775
Funds held for clients                                                             12,932,524                      11,225,271
                                                                          --------------------            --------------------
  Total assets                                                                   $ 20,329,399                    $ 18,276,522
                                                                          ====================            ====================

Liabilities and Shareholders' Equity
------------------------------------

Total current liabilities                                                        $  1,510,040                    $  1,411,102
Long-term debt                                                                         81,930                          90,648
Other non-current liabilities                                                         904,830                         610,197
Client funds obligations                                                           12,604,743                      11,050,370
                                                                          --------------------            --------------------
  Total liabilities                                                                15,101,543                      13,162,317

Total shareholders' equity                                                          5,227,856                       5,114,205
                                                                          --------------------            --------------------
  Total liabilities and shareholders' equity                                     $ 20,329,399                    $ 18,276,522
                                                                          ====================            ====================

An analyst conference call to review the third-quarter results will be held at 1:30PM EDT on Thursday, April 17th. A live audio webcast of the call will be available to the public on a listen only basis. To listen to the webcast go to www.adp.com and click on the webcast icon. Automatic Data Processing, Inc. news releases, current financial information, related SEC filings and Investor Relations presentations are accessible at the same Web site.

               --------------------------------------------

This release contains "forward-looking statements" based on management's expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ from those expressed. Factors that could cause differences include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes and employee benefits; overall economic trends, including interest rate and foreign currency trends; stock market activity; auto sales and related industry changes; employment levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.